Exhibit 10.10

Holisto Ltd.

2022 Share Incentive Plan

1.	Definitions

In this Plan, the capitalized terms shall have the meanings set forth in Annex A hereto, unless the context clearly indicates to the contrary.

2.	The Plan

2.1	Purpose

The purpose and intent of the Plan is to advance the interests of the Company by affording to selected employees, officers, directors, consultants and other services providers of the Company or any Affiliated Company an opportunity to acquire a proprietary interest in the Company or to increase their proprietary interest therein, as applicable, by the grant in their favor of Options, Restricted Share, Restricted Share Units and Performance Based Awards, thus providing any such Grantee an additional incentive to become, and to remain, employed and/or engaged by the Company or Affiliated Company, as the case may be, and encouraging such Grantee’s sense of proprietorship and stimulating his or her active interest in the success of the Company and the Affiliated Company by which such Grantee is employed or engaged.

2.2	Effective Date and Term

The Plan shall become effective as of the date it was adopted by the Board, and shall remain in effect until the earlier of (i) its termination by the Administrator; or (ii) the lapse of 10 years from the date the Plan is adopted by the Board.

3.	Administration

3.1	This Plan and any Sub-Plans shall be administered by the Administrator, subject to applicable Law and without the need for shareholder approval unless so required in order to comply with the provisions of applicable Mandatory Law.

3.2	Unless specifically required otherwise under applicable Mandatory Law, the Administrator shall have sole and full discretion and authority, without the need to submit its determinations or actions to the shareholders of the Company for their approval or authorization, at any time and from time to time, to determine: (i) the designation of Grantees; (ii) grant of Awards and the determination of the terms of each grant of Awards (which need not be identical), including without limitation the number of Awards to be granted in favor of each Grantee and the vesting schedule and the Exercise Price thereof, as applicable, and the documents to be executed by the Grantee; (iii) the determination of the applicable tax regimes to which the Awards will be subject; (iv) the determination of the terms and form of the Award Agreement (which need not be identical), whether a general form or a specific form with respect to a certain Grantee and any other agreements or instruments under which Awards are made; (v) the modification or amendment of the Exercise Period, vesting schedules (including by way of acceleration and/or performance criteria) and/or of the Exercise Price of Awards, including without limitation the reduction thereof and either prior to or following their grant; the repricing of Awards or any other action which is or may be treated as repricing under generally accepted accounting principles; the grant to the holder of an outstanding Awards, in exchange for such Award, of a new Award having a purchase price equal to, lower than or higher than the Exercise Price provided in the Award so surrendered and canceled, and containing such other terms and conditions as the Administrator may prescribe; (vi) any other action and/or determination deemed by the Administrator to be required or advisable for the administration of the Plan and/or any Sub-Plan or Award Agreement; (vii) the interpretation of the Plan, any Sub-Plans, and the Award Agreements; (viii) the adoption of Sub-Plans, including without limitation the determination, if the Administrator sees fit to so determine, that to the extent any terms of such Sub-Plan are inconsistent with the terms of this Plan, the terms of such Sub-Plan shall prevail; (ix) the extension of the period of the Plan or any Sub-Plans; and (x) any other matter which is necessary or desirable for, or incidental to, the administration of the Plan.

3.3	The Administrator may, without shareholder approval, amend, modify (including by adding new terms and rules), and/or cancel or terminate this Plan, any Sub-Plans, and any Awards granted under this Plan or any Sub-Plans, any of their terms, and/or any rules, guidelines or policies relating thereto. Notwithstanding the foregoing, (i) material amendments to the Plan or any Sub-Plans (but not the exercise of discretion under the Plan or any Sub-Plans) shall be subject to shareholder approval to the extent so required by applicable Mandatory Law; and (ii) no termination or amendment of the Plan or any Sub-Plan shall affect any then outstanding Awards nor the Administrator’s ability to exercise its powers with respect to such outstanding Awards granted prior to the date of such termination, unless expressly provided by the Administrator.

3.4	Unless otherwise determined by the Administrator, any amendment or modification of this Plan and/or any applicable Sub-Plan and/or Award Agreement shall apply to the relationship between the Grantee and the Company; and such amendment or modification shall be deemed to have been included, ab initio, in the Plan and any such applicable Sub-Plan and/or Award Agreement, and shall have full force and effect with respect to the relationship between the Company and the Grantee.

3.5	Notwithstanding anything to the contrary herein, any Award granted under the Plan to an Office Holder shall be subject to the terms of the Company’s Executives and Directors Compensation Policy, unless otherwise determined by the Administrator and approved in accordance with the provisions of the Companies Law.

4.	Eligibility

The persons eligible for participation in the Plan as Grantees include employees, officers, directors, consultants, and other service providers of the Company or any Affiliated Company (including persons who are responsible for or contribute to the management, growth or profitability of, or who provide substantial services to, the Company and/or any Affiliated Company). The Administrator, in its sole discretion shall select from time to time the individuals, from among the persons eligible to participate in the Plan, who shall receive Awards. In determining the persons in favor of whom Awards are to be granted, the number of Awards to be granted thereto and the terms of such grants, the Administrator may take into account the nature of the services rendered by such person, his/her present and future potential contribution to the Company and/or to the Affiliated Company by which he/she is employed or engaged, and such other factors as the Administrator in its discretion shall deem relevant.

5.	Pool

5.1	The maximum number of Shares that may be subject to Awards to be granted pursuant to this Plan shall be an amount per calendar year, commencing on the 2022 calendar year, equal to _____________ percent (__%) of the Company’s total issued and outstanding Share capital as of the 31st of December of the preceding calendar year, subject to adjustments as provided in Section 15 below. The amount stated above shall be re-set for each calendar year. It is clarified, that any balance of such amount not utilized in a certain calendar year cannot be utilized in any following calendar year. In addition, any Shares (a) underlying an Award granted hereunder or an award granted under the Company’s 2018 Share Option Plan (the “Prior Plan”) that has expired, or was cancelled, terminated, forfeited or settled in cash in lieu of issuance of Shares, for any reason, without having been exercised (including any Shares reserved but unallocated under the Prior Plan); (b) if permitted by the Company (and permitted under applicable law), tendered to pay the Exercise Price of an Award (or the exercise price or other purchase price of any option or other award under the Prior Plan), or withholding tax obligations with respect to an Award (or any awards under the Prior Plan); or (c) if permitted by the Company (and permitted under applicable law), subject to an Award (or any award under the Prior Plan) that are not delivered to a Grantee because such Shares are withheld to pay the Exercise Price of such Award (or of any award under the Prior Plan), or withholding tax obligations with respect to such Award (or such other award); shall automatically, and without any further action on the part of the Company or any Grantee, again be available for grant of Awards (if applicable) for the purposes of this Plan (unless this Plan shall have been terminated or unless the Board determines otherwise).

5.2	Notwithstanding the above, equity-based awards assumed, substituted or granted by the Company as part of or in connection with a corporate transaction (including, without limitation, awards assumed or substituted from an entity merged into or with the Company or any of its Affiliated Companies, acquired by the Company or any of its Affiliated Companies, or otherwise involved in a similar corporate transaction) shall be issued under the plan under which they were originally granted and shall therefore not count against the number of shares reserved and available for issuance pursuant to the Plan.

5.3	The Company shall at all times until the expiration or termination of this Plan keep reserved a sufficient number of Shares to meet the requirements of this Plan. Any of such Shares which, as of the expiration or termination of this Plan, remain unissued and not subject to outstanding Awards, shall at such time cease to be reserved for the purposes of this Plan, but may be transferred to a subsequent plan adopted by the Company. Should any Awards for any reason expire, terminate or be canceled prior to its exercise, issuance of its underlying Shares or relinquishment in full, such Award may be returned to the reserved pool and may again be granted under this Plan.

5.4	From and after the effective date of this Plan, no further grants or awards shall be made under the Prior Plan; however, Awards made under the Prior Plan before the effective date shall continue in effect in accordance with their terms.

6.	Grant of Awards

6.1	Unless determined otherwise herein, the Awards shall be granted for no consideration.

6.2	Each Award granted pursuant to this Plan shall be evidenced by an applicable Award Agreement which shall state, inter alia, the type and number of Award, the vesting schedule, any restrictions if applicable, the Exercise Price, the tax treatment to which the Award is subject and such other terms and conditions as the Administrator in its discretion may prescribe.

6.3	Each Grantee shall be required to execute, in addition to the Award Agreement, any and all other documents required by the Company and/or Affiliated Company, whether before or after the grant of the Awards (including without limitation any customary documents and undertakings towards a trustee, if applicable, and/or the tax authorities). Notwithstanding anything to the contrary in this Plan or in any Sub-Plan, no Award shall be deemed granted unless all documents required by the Company and/or any Affiliated Company to be signed by the Grantee prior to or upon the grant of such Award, shall have been duly signed and delivered to the Company or such Affiliated Company.

6.4	Unless and until an Award shall have vested in the manner set forth below in Section 7.2 (which shall apply to Awards that are not Options as well), and, if applicable, have been exercised in the manner set forth below, the Grantee will have no right to receive Exercised Shares and the Award will represent an unsecured obligation.

7.	Terms of Options

The Administrator at its sole and absolute discretion may decide to grant Options under the Plan. Unless otherwise determined by the Administrator and provided accordingly in the applicable Award Agreement, an Award Agreement for the grant of Options shall set forth, by appropriate language, the number of Options granted thereunder and the substance of all of the following provisions:

7.1	Exercise Price. The Exercise Price for each Grantee shall be as determined by the Administrator and specified in the applicable Award Agreement; provided, however, that unless otherwise determined by the Administrator, the Exercise Price shall be the Fair Market Value of the Shares on the Date of Grant. Unless otherwise set forth in this Plan, an Exercise Price of an Award of less than the par value of the Shares (if shares bear a par value) shall comply with Section 304 of the Companies Law.

7.2	Vesting. Unless otherwise determined by the Administrator with respect to any specific Grantee and/or to any specific grant and provided accordingly in the applicable Award Agreement, and other than for grants to directors, Options and other Awards shall vest (become exercisable) according to the following four-year vesting schedule:

Period of Grantee’s Continuous Service from the Start Date:	Portion of Total Award that becomes Vested and Exercisable
Upon the completion of a full twelve (12) months of continuous Service	25%
Upon the completion of an additional full twelve (12) months of continuous Service (i.e. 24 months from the Start Date)	5%
Upon the lapse of each full additional month of the Grantee’s continuous Service thereafter (commencing 24 months from the Start Date), until all the Options are vested (i.e. 100% of the grant will be vested after 4 years)	1/24

The Administrator shall be entitled, but not obliged, at its sole discretion, to accelerate, in whole or in part, the vesting schedule of any Option, including, without limitation, in connection with a Corporate Transaction.

Unless otherwise determined by the Administrator with respect to any specific Grantee and/or to any specific grant and provided accordingly in the applicable Award Agreement, grants to directors shall vest (become exercisable) on a monthly, pro rata basis until the earlier of (x) the first anniversary of the grant, or (y) the next annual general meeting of the shareholders of the Company after said grant at which the Company’s directors are subject to election (the “Full Vesting Date”), subject to the continuous service of the applicable director, and provided that the entirety of the Award shall fully vest at the Full Vesting Date.

Without derogating from the generality of the foregoing, the Administrator shall be entitled, at its sole discretion, unless specifically required otherwise under applicable Mandatory Law, to accelerate, in whole or in part, the vesting schedule of any Option granted to an Office Holder of the Company, including, without limitation, in connection with a Corporate Transaction, under a Double Trigger mechanism.

7.3	Exercise Period. Unless expired earlier pursuant to either Section 7.6 or Section 15 below, unexercised Options shall expire and terminate and become null and void upon the lapse of seven (7) years from the Date of Grant (the “Expiration Date”). Each Option shall be exercisable from the date upon which it becomes vested until the Expiration Date of such Option (the “Exercise Period”).

7.4	Exercise Notice and Payment. Vested Options may be exercised at one time or from time to time during the Exercise Period, by giving an Exercise Notice to the Company, at its principal office, in accordance with the following terms, or such other procedures as shall be determined from time to time by the Administrator and notified in writing to the Grantees:

(a)	The Exercise Notice must be signed by the Grantee and must be delivered to the Company, prior to the termination of the Options, by certified or registered mail - return receipt requested, with a copy delivered to the Chief Financial Officer (or such other authorized representative) of the Affiliated Company with which the Grantee is employed or engaged, if applicable.

(b)	The Exercise Notice will specify the number of Vested Options being exercised.

(c)	The Exercise Notice will be accompanied by payment in full of the Exercise Price for the exercised Options. Payment will be made either by (i) wire transfer to the Company, (ii) if the Company’s shares are listed for trading on any securities exchange or over-the-counter market, and if the Committee so determines, all or part of the Exercise Price and any withholding taxes may be paid by the delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker approved by the Company to sell Shares and to deliver all or part of the sales proceeds to the Company or the trustee, (iii) if the Company’s shares are listed for trading on any securities exchange or over-the-counter market, and if the Committee so determines, all or part of the Exercise Price and any withholding taxes may be paid by the delivery (on a form prescribed by the Company) of an irrevocable direction to pledge Shares to a securities broker or lender approved by the Company, as security for a loan, and to deliver all or part of the loan proceeds to the Company or the Trustee, (iv) by applying the Net Exercise mechanism set forth in Section below, or (v) by another payment instrument as determined by the Administrator or in the Grantee’s Award Agreement (such as, by way of example, cashless exercise), provided however, that in case of payment by check, the Options shall not be deemed exercised, and the Company shall not issue the Exercised Shares in respect thereof, until the check shall have been fully and irrevocably honored by the bank on which it was drawn.

7.5	Net Exercise. Notwithstanding the provisions of Section 7.4 above, the Administrator may determine that In lieu of exercising Options for cash, the Grantee may elect to receive Shares equal to the aggregate value of the Options (or the portion thereof being exercised) by written notice of such election to the Company, in which event the Company shall issue to the Grantee, for no additional consideration, that number of Shares computed using the following formula:

X =	Y (A - B)
A

Where

X	=	The number of Shares to be issued to the Grantee.

Y	=	The number of Vested Options that the Grantee wishes to exercise.

A	=	The Fair Market Value of one (1) Share (on the date of such calculation).

B	=	The Exercise Price.

7.6	The Company shall not be required to issue fractional shares upon the exercise of the Options. If any fractional Share would be deliverable upon exercise, such fraction shall be rounded up one-half or less, or otherwise rounded down, to the nearest whole number.

7.7	Termination of Options

(a)	Notwithstanding anything to the contrary, any Option granted in favor of any Grantee but not exercised by such Grantee within the Exercise Period and in strict accordance with the terms of the Plan, any applicable Sub-Plan and the applicable Award Agreement, shall, upon the lapse of the Exercise Period, immediately expire and terminate and become null and void.

(b)	Upon the termination of a Grantee's Service, for any reason whatsoever, any Options granted in favor of such Grantee which are not Vested Options, shall immediately expire and terminate and become null and void; provided, however, that in the case of death, without any action required by the estate of the deceased Grantee, the vesting of all Options that are not thereunto Vested Options shall accelerate and be deemed Vested Options.

(c)	Additionally, in the event of the termination of a Grantee’s Service for Cause all of such Grantee’s Vested Options shall also, upon such termination for Cause, immediately expire and terminate and become null and void. Under such circumstances, any Shares issued upon exercise of Options (including other Shares or securities issued or distributed with respect thereto), whether held by the Grantee or by the Trustee for the Grantee’s benefit, shall be deemed to be irrevocably offered for sale to the Company, any of its Affiliates or any person designated by the Company to purchase, at the Company’s election and subject to Applicable Law, either for no consideration, for the par value of such Shares (if shares bear a par value) or against payment of the Exercise Price previously received by the Company for such Shares upon their issuance, as the Committee deems fit, upon written notice to the Grantee at any time prior to, at or after the Grantee’s termination of employment or service. Such Shares or other securities shall be sold and transferred within 30 days from the date of the Company’s notice of its election to exercise its right. If the Grantee fails to transfer such Shares or other securities to the Company, the Company, at the decision of the Committee, shall be entitled to forfeit or repurchase such Shares and to authorize any person to execute on behalf of the Grantee any document necessary to effect such transfer, whether or not the share certificates are surrendered. The Company shall have the right and authority to affect the above either by: (i) repurchasing all of such Shares or other securities held by the Grantee or by the Trustee for the benefit of the Grantee, or designate the purchaser of all or any part of such Shares or other securities, for the Exercise Price paid for such Shares, the par value of such Shares (if shares bear a par value) or for no payment or consideration whatsoever, as the Committee deems fit; (ii) forfeiting all or any part of such Shares or other securities; (iii) redeeming all or any part of such Shares or other securities, for the Exercise Price paid for such Shares, the par value of such Shares (if shares bear a par value) or for no payment or consideration whatsoever, as the Committee deems fit; (iv) taking action in order to have all or any part of such Shares or other securities converted into deferred shares entitling their holder only to their par value (if shares bear a par value) upon liquidation of the Company; or (v) taking any other action which may be required in order to achieve similar results; all as shall be determined by the Committee, at its sole and absolute discretion, and the Grantee is deemed to irrevocably empower the Company or any person which may be designated by it to take any action by, in the name of or on behalf of the Grantee to comply with and give effect to such actions (including, voting such shares, filling in, signing and delivering share transfer deeds, etc.).

(d)	Unless otherwise determined by the Administrator, following termination of Grantee’s Service other than for Cause, the Expiration Date of such Grantee’s Vested Options shall be deemed the earlier of: (a) the Expiration Date of such Vested Options as was in effect immediately prior to such termination; or (b) three (3) calendar months following the date of such termination or, if such termination is the result of death or Disability of the Grantee, twelve (12) calendar months from the date of such termination.

(e)	Except as otherwise provided in the applicable Award Agreement or other agreement between the Grantee and the Company, if the exercise of an Award following the termination of the Grantee’s employment or service (other than for Cause) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act or equivalent requirements under equivalent laws of other applicable jurisdictions, then the Award shall remain exercisable and terminate on the earlier of (i) the expiration of a period of three (3) months (or such longer period of time as determined by the Committee, in its discretion) after the termination of the Grantee’s employment or service during which the exercise of the Award would not be in such violation, or (ii) the expiration of the term of the Award as set forth in the Award Agreement or pursuant to this Plan. In addition, unless otherwise provided in a Grantee’s Award Agreement, if the sale of any Shares received upon exercise or (if applicable) vesting of an Award following the termination of the Grantee’s employment or service (other than for Cause) would violate the Company’s insider trading policy, then the Award shall terminate on the earlier of (i) the expiration of a period equal to the applicable post-termination exercise period after the termination of the Grantee’s employment or service during which the exercise of the Award would not be in violation of the Company’s insider trading policy, or (ii) the expiration of the term of the Award as set forth in the applicable Award Agreement or pursuant to this Plan.

8.	Restricted Share Units

The Administrator at its sole and absolute discretion may decide to grant under the Plan Restricted Share Units. Unless otherwise determined by the Administrator and provided accordingly in the applicable Award Agreement, an Award Agreement for the grant of Restricted Share Units shall set forth, by appropriate language, the number of Restricted Share Units granted thereunder and the substance of all of the following provisions:

8.1	Purchase Price. The purchase price for each RSU shall be no more than the underlying Share’s nominal value. For the removal of any doubt, the Administrator is authorized to determine that the purchase price of an RSU is to be $0.00 (zero).

8.2	Other terms. Unless otherwise determined by the Administrator with respect to any specific Grantee and/or to any specific grant and provided accordingly in the applicable Award Agreement, all other terms and conditions of the Plan applicable to Options, including without limitation, with respect to vesting, shall apply to RSUs, mutatis mutandis.

8.3	Upon vesting of a RSU, the Company shall issue to the Grantee on such vesting date one (1) Share (and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 15) for each RSU then becoming vested against payment by the Grantee of the nominal value of such shares and subject to the withholding of applicable taxes, if any. If permitted by the Administrator, the Grantee may elect, consistent with the requirements of any applicable Law, to defer receipt of all or any portion of the Shares or other property otherwise issuable to the Grantee pursuant to this Section, and such deferred issuance date(s) and amount(s) elected by the Grantee shall be set forth in the Award Agreement. Notwithstanding the foregoing, the Administrator, in its discretion, may provide for settlement of any RSU by payment to the Grantee in cash of an amount equal to the Fair Market Value on the payment date of Shares or other property otherwise issuable to the Grantee pursuant to this Section. Until the grant of RSUs is settled, the number of such RSUs shall be subject to adjustment pursuant to the terms in Section 15 hereto.

8.4	The Company shall not be required to issue fractional shares upon the vesting of the RSUs. If any fractional Share would be deliverable upon vesting, such fraction shall be rounded up one-half or less, or otherwise rounded down, to the nearest whole number.

8.5	Upon the termination of a Grantee's Service, for any reason whatsoever, any RSUs granted in favor of such Grantee which are not Vested RSUs, shall immediately expire and terminate and become null and void.

9.	Restricted Shares

The Administrator at its sole and absolute discretion may decide to grant under the Plan Restricted Shares. Unless otherwise determined by the Administrator and provided accordingly in the applicable Award Agreement, an Award Agreement for the grant of Restricted Shares shall set forth, by appropriate language, the number of Restricted Shares granted thereunder and the substance of all of the following provisions:

9.1	Purchase Price. The purchase price for each Restricted Share shall be as determined by the Administrator and specified in the applicable Award Agreement; provided, however, that unless otherwise determined by the Administrator, the purchase price shall be no more than the underlying Share’s nominal value. For the removal of any doubt, the Administrator is authorized to determine that the purchase price of a Restricted Share is to be $0.00 (zero).

9.2	Other terms. Unless otherwise determined by the Administrator with respect to any specific Grantee and/or to any specific grant and provided accordingly in the applicable Award Agreement, all other terms and conditions of the Plan applicable to Options, including without limitation, with respect to vesting, shall apply to Restricted Shares, mutatis mutandis.

9.3	Restrictions. Restricted Shares may not be sold, assigned, transferred, pledged or otherwise disposed of, except by will or the laws of descent and distribution, for such period as the Administrator shall determine from the date on which the Award is granted (the “Restricted Period”). The Administrator may also impose such additional or alternative restrictions and conditions on the Restricted Shares, as it deems appropriate, including the satisfaction of performance criteria. Such performance criteria may include, but are not limited to, sales, earnings before interest and taxes, return on investment, earnings per share, any combination of the foregoing or rate of growth of any of the foregoing, as determined by the Administrator. Certificates for shares issued pursuant to Restricted Share Awards shall bear an appropriate legend referring to such restrictions, and any attempt to dispose of any such shares in contravention of such restrictions shall be null and void and without effect. Such certificates may, if so determined by the Administrator, be held in escrow by an escrow agent appointed by the Administrator, or by a trustee. In determining the Restricted Period of an Award the Administrator may provide that the foregoing restrictions shall lapse with respect to specified percentages of the awarded Restricted Shares pursuant to any conditions as further determined by the Administrator (such as continuous service of the Grantee, performance criteria, etc.)

9.4	Voting Rights; Dividends and Distributions. Except as provided in this Section and any Award Agreement, during the Restricted Period, the Grantee shall have all of the rights of a shareholder of the Company holding Shares, including the right to vote such Shares and to receive all dividends and other distributions paid with respect to such Shares. However, in the event of a dividend or distribution paid in Shares or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 15, any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Grantee is entitled by reason of the Grantee’s award of Restricted Shares shall be immediately subject to the same terms and conditions as the Shares subject to the award of Restricted Shares with respect to which such dividends or distributions were paid or adjustments were made.

9.5	Forfeiture. Subject to such exceptions as may be determined by the Administrator, if the Grantee’s continuous employment with the Company or any Affiliated Company shall terminate for any reason prior to the expiration of the vesting date or Restricted Period of an Award or prior to the payment in full of the purchase price of any Restricted Shares with respect to which the vesting date or Restricted period has expired, any shares remaining subject to vesting or restrictions or with respect to which the purchase price has not been paid in full shall thereupon be forfeited and shall be deemed transferred to and required by, or cancelled by, as the case may be, the Company or any Affiliated Company at no cost to the Company or the Affiliated Company, subject to all applicable Law. Upon forfeiture of Restricted Shares the Grantee shall have no further rights with respect to such Restricted Shares. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company.

10.	Performance Based Awards

10.1	Subject to the sole and absolute discretion and determination of the Administrator, the Administrator may decide to grant Awards under the Plan, the exercise or vesting of which, as applicable, shall be conditional upon the performance of the Company and/or an Affiliated Company and/or a division or other business unit of the Company or of an Affiliated Company and/or upon the performance of the Grantee, over such period and measured against such objective criteria as shall be determined by the Administrator and detailed in the Award Agreement (“Performance Based Award(s)”). In granting each Performance Based Award, the Administrator shall establish in writing the applicable performance period (“Performance Period”), performance formula (“Performance Formula”) and one or more performance goals (“Performance Goal(s)”) which, when measured at the end of the Performance Period, shall determine on the basis of said Performance Formula the extent to which the Performance Based Award has vested and/or become exercisable (collectively, the “Performance Conditions”). It is clarified, that Performance Conditions may be determined for an Award either in addition to, or in substitution for, a vesting period.

10.2	After a Performance Based Award has been granted, the Administrator may, in appropriate circumstances and subject to any other approval required in order to comply with Mandatory Law (for example, shareholders’ approval), amend any Performance Condition, at its sole and absolute discretion. Without derogating from the above, if the Administrator determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or an Affiliated Company conducts its business, or other events or circumstances render a Performance Condition to be unsuitable, the Administrator may modify such Performance Condition in whole or in part, as the Administrator deems appropriate. If a Grantee is promoted, demoted or transferred to a different business unit or function during a Performance Period, the Administrator may determine that the Performance Condition or Performance Period are no longer appropriate and may: (i) adjust, change or eliminate the Performance Condition or the applicable Performance Period as it deems appropriate to make such conditions and period comparable to the initial conditions and period; or (ii) make a cash payment to the Grantee in an amount determined by the Administrator.

10.3	Performance Conditions shall not be automatically waived merely due to an event of (i) a Corporate Transaction; (ii) a Sale; or (iii) any other adjustment under Section 15 below.

10.4	Measurement of Performance Goals. Performance Goals shall be established by the Administrator on the basis of targets to be attained with respect to one or more measures of business or financial performance that shall have the same meanings as used in the Company’s financial statements, or, if such terms are not used in the Company’s financial statements, they shall have the meaning applied pursuant to generally accepted accounting principles, or as used generally in the Company’s industry (“Performance Measures”). For purposes of the Plan, the Performance Measures applicable to a Performance Based Award shall be calculated in accordance with generally accepted accounting principles, excluding the effect (whether positive or negative) of any change in accounting standards or any extraordinary, unusual or nonrecurring item, as determined by the Administrator, occurring after the establishment of the Performance Goals applicable to the Performance Based Award including by way of example but without limitation the following: (a) asset write-downs or impairment charges; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) accruals for reorganization and restructuring programs; (e) acquisitions or divestitures; and (f) foreign exchange gains and losses. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of Performance Measures in order to prevent the dilution or enlargement of the Grantee’s rights with respect to a Performance Based Award. Performance Measures may be one or more of the following, as determined by the Administrator: revenue; sales; expenses; operating income; gross margin; operating margin; earnings before any one or more of: share-based compensation expense, interest, taxes, depreciation and amortization; pre-tax profit; net operating income; net income; economic value added; free cash flow; operating cash flow; share price; earnings per share; return on shareholder equity; return on capital; return on assets; return on investment; employee satisfaction; employee retention; balance of cash, cash equivalents and marketable securities; market share; customer satisfaction; product development; research and development expenses; completion of an identified special project; completion of a joint venture or other Corporate Transaction and any other performance goals as determined by the Administrator.

10.5	Term of Performance Based Awards. Unless otherwise determined by the Administrator, anything herein to the contrary notwithstanding, and without derogating from the generality of the above, if any Options which are Performance Based Awards granted have not been exercised and the Shares subject thereto not paid for within seven (7) years after the Date of Grant, such Performance Based Awards and the right to acquire such Shares shall terminate, all interests and rights of the Grantee in and to the same shall ipso facto expire, and the Shares subject to such Performance Based Awards shall again be available for grant under the Plan, any sub-plans of the Plan, as provided for in Section 5 herein.

10.6	All other terms and conditions of the Plan applicable to Awards, shall apply to Performance Based Awards, mutatis mutandis.

11.	Other Share or Share-Based Awards.

11.1	The Administrator may grant other Awards under this Plan pursuant to which Shares (which may, but need not, be Restricted Shares pursuant to Section 9 hereof), cash (in settlement of Share-based Awards) or a combination thereof, are or may in the future be acquired or received, or Awards denominated in stock units, including units valued on the basis of measures other than market value.

11.2	The Administrator may also grant stock appreciation rights without the grant of an accompanying option, which rights shall permit the Grantees to receive, at the time of any exercise of such rights, cash equal to the amount by which the Fair Market Value of the Shares in respect to which the right was granted is so exercised exceeds the exercise price thereof.

11.3	Such other Share-based Awards as set forth above may be granted alone, in addition to, or in tandem with any Award of any type granted under this Plan (without any obligation or assurance that that such Share-based Awards will be entitled to tax benefits under applicable Law or to the same tax treatment as other Awards under this Plan).

12.	Conditions of Issuance of Share

12.1	No Options shall be deemed exercised nor shall any Share be issued thereunder or in connection with any other Award, until the Company has been provided with confirmation by the applicable tax authorities or is otherwise under a tax arrangement, which either: (a) waives or defers the tax withholding obligation with respect to such exercise and issuance; or (b) confirms receipt of the payment of all the tax due with respect to such exercise; or (c) confirms the conclusion of another arrangement with the Grantee regarding the tax amounts, if any, that are to be withheld by the Company or any Affiliated Company under Law with respect to such Award, and which arrangement is satisfactory to the Company. If such confirmations/exemptions/arrangements are not available under the tax subjections of the Grantee, the Company shall be entitled to require as a condition of issuance that the Grantee remit an amount sufficient to satisfy all federal, state and other governmental withholding tax requirements related thereto. A determination of the Company’s counsel that a withholding tax is required in connection with the Awards shall be conclusive for the purposes of this requirement condition.

12.2	Furthermore, notwithstanding any other provision of this Plan, the Company shall have no obligation to issue or deliver Shares under the Plan unless the exercise of the Awards and the issuance and delivery of the underlying Shares comply with, and do not result in a breach of, all applicable Law, to the satisfaction of the Company in its sole discretion, and have received, if deemed desirable by the Company, the approval of legal counsel for the Company with respect to such compliance. The Company may further require the Grantee to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with applicable Law.

13.	Transferability

13.1	The Awards are not publicly traded.

13.2	Without derogating from the above, other than by will or Laws of descent, neither the Awards nor any of the rights in connection therewith shall be assignable, transferable, made subject to attachment, lien or encumbrance of any kind, and the Grantee shall not grant with respect thereto any power of attorney or transfer deed, whether valid immediately or in the future.

13.3	Following the issuance of the Exercised Shares by virtue of the Vested Options or, when applicable, following the Restricted Period (with respect to the Restricted Shares), the Exercised Shares shall be transferable; provided, however, that the transfer of Exercised Shares by the Grantee may be subject to applicable securities regulations, lock-up periods, market stand-off provisions, and such other conditions and restrictions as may be included in the Company’s Articles of Association, the Plan, any applicable Sub-Plan, the applicable Award Agreement, and/or any conditions and restrictions included in the Company’s Insider Trade Policy, or similar document, if any, all as determined by the Administrator in its sole discretion. Upon request by the Company, the Grantee shall execute any agreement or document evidencing such transfer restrictions prior to the receipt of Exercised Shares hereunder.

13.4	No transfer of an Exercised Share or an Award by the Grantee by will or by the Laws of descent shall be effective against the Company, unless and until: (a) the Company shall have been furnished with written notice thereof, accompanied by an authenticated copy of probate of a will together with the will or inheritance order and/or such other evidence as the Administrator may deem necessary to establish the validity of the transfer; and (b) the contemplated transferee(s) shall have confirmed to the Company in writing its acceptance of the terms and conditions of the Plan, any applicable Sub-Plan and Award Agreement, with respect to such Share or Options being transferred, to the satisfaction of the Administrator.

14.	Rights as Shareholder

14.1	It is hereby clarified that a Grantee shall not, have any of the rights or privileges of a shareholder, including without limitation, a right to vote or receive dividend, with respect to the Shares underlying the Awards (except for Restricted Shares), until the Awards have been exercised or vested, as applicable, all restrictions applicable to any Shares had been removed, and the Exercised Shares are issued in the Grantee’s name.

14.2	Cash dividends paid or distributed, if any, with respect to the Exercised or Restricted Shares shall be remitted directly to the Grantee who is entitled to the Exercised or Restricted Shares for which the dividends are being paid or distributed, subject to any applicable taxation on such distribution of dividend, and the withholding thereof.

14.3	All bonus shares to be issued by the Company, if any, with regard to the Exercised or Restricted Shares held by a trustee, if any, shall be registered in the name of such trustee and all provisions applying to such Exercised Shares, shall apply to the bonus shares issued by virtue thereof, mutatis mutandis.

15.	Liquidation

Unless otherwise provided by the Administrator, in the event of the proposed dissolution or liquidation of the Company, all outstanding Awards will terminate immediately prior to the consummation of such proposed action. In such case, the Administrator may declare that any Award shall terminate as of a date fixed by the Board and give each Grantee the right to exercise his Award or have it vested, including Award that would not otherwise vest or be exercisable.

16.	Adjustments

16.1	The number of Shares covered by outstanding Awards, the number of Shares to which each outstanding Award is exercisable (in case of Options), together with those Shares otherwise reserved for the purposes of this Plan, shall be proportionately adjusted for any increase or decrease in the number of Shares resulting from a reorganization of the share capital of the Company by a share split, reverse share split, combination or reclassification of the shares, as well as for a distribution of bonus shares, in the same manner as if the Grantee held Shares.

Furthermore, in the event that the Company shall distribute cash or dividend in kind, the Administrator, at its sole and absolute discretion, may resolve either: (i) that the number of Shares underlying each outstanding Award, together with those Shares otherwise reserved for the purposes of this Plan, shall be proportionately adjusted, such that the total value of the Shares underlying each Award immediately following such distribution shall be increased, and shall equal the value of one Share, immediately prior to the distribution of such cash or other similar dividend. The calculation of said change in the value of the Shares shall correspond to the reduction in the price of a Share as a result of such distribution as recorded by stock exchange or electronic securities trading system (e.g., if the Company distributes a $2 per share cash or other similar divided at a time when the Company’s share price is $5.5 per share, and as a result of such distribution, the share price is reduced to $3.5 per share, then the number of shares underlying each Award shall be 1.57 instead of 1); or (ii) that in lieu of the abovementioned adjustment, the amount or kind of dividend that would have been distributed to the Grantee with respect to the Shares underlying each outstanding Award, will be distributed to the Grantee together with the Exercised Shares (to the extent that such Awards vest and, if applicable, exercised), in which case the Grantee’s rights to such dividend shall be solely that of an unsecured general creditor of the Company. The Administrator shall be entitled to make all necessary arrangements to enable such distribution, until such time when the Grantee is entitled to exercise the Awards in accordance with the terms of the Plan.

Such adjustments shall be made by the Administrator, whose determination in this matter shall be final, binding and conclusive. No fractional Shares will be issued.

All provisions applying to the Exercised or Restricted Shares shall apply to all Shares received as a result of an adjustment as described above.

16.2	Corporate Transaction.

In the event of a Corporate Transaction, immediately prior to the effective date of such Corporate Transaction, each Award may, among other things, at the sole and absolute discretion of the Board, either:

(a)	Be substituted for a successor entity Award such that the Grantee may exercise the successor entity Award or have it become vested, as the case may be, for such number and class of securities of the successor entity which would have been issuable to the Grantee in consummation of such Corporate Transaction, had the Award vested or been exercised (as applicable), immediately prior to the effective date of such Corporate Transaction, given the exchange ratio or consideration paid in the Corporate Transaction, the vesting schedule and Performance Conditions (if any) of the Awards and such other terms and factors that the Administrator determines to be relevant for purposes of calculating the number of successor entity Awards granted to each Grantee; or

(b)	Be assumed by any successor entity such that the Grantee may exercise the Award or have his/her Award vest (as applicable), for such number and class of securities of the successor entity which would have been issuable to the Grantee in consummation of such Corporate Transaction, had the Award vested or been exercised immediately prior to the effective date of such Corporate Transaction, given the exchange ratio or consideration paid in the Corporate Transaction, the vesting schedule and Performance Conditions (if any) of the Awards and such other terms and factors that the Administrator determines to be relevant for this purpose.

In the event of a clause (a) or clause (b) action, appropriate adjustments shall be made to the Exercise Price per Share to reflect such action.

(c)	Determine that the Awards shall be cashed out for a consideration equal to the difference between the price per share received by the shareholders of the Company in the Corporate Transaction and the Exercise Price or nominal value, as the case may be, of such Award.

(d)	Immediately following the consummation of the Corporate Transaction and subject to the Administrator exercising one of the alternatives under sub-Section (a) or (b) above, all outstanding Awards shall terminate and cease to be outstanding, except to the extent assumed by a successor entity.

(e)	Notwithstanding the foregoing, and without derogating from the power of the Board or Administrator pursuant to the provisions of the Plan, the Board shall have full authority and sole discretion to determine that any of the provisions of Sections 15.2(a) or 15.2(b) above shall apply in the event of a Corporate Transaction in which the consideration received by the shareholders of the Company is not solely comprised of securities of a successor entity, or in which such consideration is solely cash or assets other than securities of a successor entity.

16.3	Sale.

Subject to any provision in the Articles of Association of the Company and to the Board’s sole and absolute discretion, in the event of a Sale, each Grantee shall be obligated to participate in the Sale and sell his or her Shares and/or Awards in the Company, provided, however, that each such Share or Award shall be sold at a price equal to that of any other Ordinary Share of the Company sold under the Sale (and, unless determined otherwise by the Board, less the applicable Exercise Price), while accounting for changes in such price due to the respective terms of any such Award, and subject to the absolute discretion of the Board.

For purposes of a Sale, whether “all or substantially all of the issued and outstanding share capital of the Company is to be sold”, shall be finally and conclusively determined by the Board in its absolute discretion.

17.	Cessation of Public Trade of the Company’s Shares

It is clarified that under certain circumstances, the Company may cease to exist as a public company and the Grantee is not relying on the fact that the Company is currently publicly traded.

In the event that the Company shall resolve to cancel the listing of its shares for trade or in the event that the Company's securities shall no longer be publicly traded, for any reason whatsoever, including in the event of a full purchase offer, the Administrator may determine, at its sole discretion, the method in which the Company shall engage with respect to unvested Awards, including an acceleration of the vesting schedule of such Awards. Additionally, the Administrator shall be entitled to determine, at its sole discretion, the rights lying under the Vested Options.

It is clarified that in any event, the Company shall not indemnify and shall not be required to indemnify the Grantees with respect to the results of the above actions, even if such action shall result in a change in the Awards’ original tax track, including an increase of the Grantee's tax liability with respect to the Awards.

It is clarified that in the event of a full purchase offer, the Grantee that has exercised his or her Awards to Shares as aforesaid, shall be obligated to join such a sale and sell all of his/her Shares in the Company, all under the same terms under which all other shareholders have agreed to sell their shares.

18.	No Interference

Neither the Plan nor any applicable Sub-Plan or Award Agreement shall affect, in any way, the rights or powers of the Company or its shareholders to make or to authorize any sale, transfer or change whatsoever in all or any part of the Company’s assets, obligations or business, or any other business, commercial or corporate act or proceeding, whether of a similar character or otherwise; any adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or business; any merger or consolidation of the Company; any issue of bonds, debentures, or shares; or the dissolution or liquidation of the Company; and none of the above acts or authorizations shall entitle the Grantee to any right or remedy, including without limitation any right of compensation for any dilution resulting from any issuance of any shares or of any other securities in the Company to any person or entity whatsoever.

19.	No Employment/Engagement/Continuance of Service Obligations

Nothing in the Plan, in any applicable Sub-Plan or Award Agreements, or in any Award granted hereunder shall be construed as guaranteeing the Grantee’s continuous employment, engagement or service with the Company or any Affiliated Company, and no obligation of the Company or any Affiliated Company as to the length of the Grantee’s employment, engagement or service or as to any other term of employment, engagement or service shall be implied by the same. The Company and its Affiliated Companies reserve the right to terminate the employment, engagement or service of any Grantee pursuant to such Grantee’s terms of employment, engagement or service and any law.

20.	No Representation

The Company does not and shall not, through this Plan, any applicable Sub-Plan or the applicable Award Agreement, make any representation towards any Grantee with respect to the Company, its business, its value or either its shares in general or the Exercised Shares in particular.

Each Grantee, upon entering into the applicable Award Agreement, shall represent and warrant toward the Company that his/her consent to the grant of the Awards issued in his/her favor and the exercise (if so exercised) thereof, neither is nor shall be made, in any respect, upon the basis of any representation or warranty made by the Company or by any of its directors, officers, shareholders or employees, and is and shall be made based only upon his/her examination and expectations of the Company, on an “as is” basis. Each Grantee shall waive any claim whatsoever of “non-conformity” of any kind, and any other cause of action or claim of any kind with respect to the Awards and/or their underlying Shares.

21.	Tax Consequences

21.1	Any and all tax and/or other mandatory payment consequences arising from the grant or exercise of any Award, the payment for or the transfer of the Exercised Shares to the Grantee, the sale of the Exercised Shares by the Grantee, or from any other event or act in connection therewith (including without limitation, in the event that the Awards do not qualify under the tax classification/tax track in which they were intended) (whether of the Company, any Affiliated Company, a trustee, if applicable, or the Grantee), shall be borne solely by the Grantee.

21.2	The Company, any Affiliated Company and the trustee, if applicable, may each withhold (including at source), deduct and/or set-off, from any payment made to the Grantee, the amount of the tax and/or other mandatory payment the withholding of which is required with respect to the Awards and/or the Exercised Shares under any applicable Law. The Company or an Affiliated Company may require the Grantee, through payroll withholding, cash payment or otherwise, to make adequate provision for any such tax withholding obligations of the Company, Affiliated Company or a trustee, if applicable, arising in connection with the Awards or the Exercised Shares. Without derogating from the aforesaid, each Grantee shall provide the Company and/or any applicable Affiliated Company with any executed documents, certificates and/or forms that may be required from time to time by the Company or such Affiliated Company in order to determine and/or establish the tax liability of such Grantee.

22.	Non-Exclusivity of the Plan

The adoption by the Board of this Plan and any Sub-Plans shall not be construed as amending, modifying or rescinding any previously approved incentive arrangements, or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including without limitation the grant of Shares and/or options for shares in the Company otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

23.	Governing Law and Government Regulations

This Plan and all instruments issued thereunder or in connection therewith, shall be governed by, and interpreted in accordance with, the laws of the State of Israel. Further, this Plan, the grant and exercise of Awards hereunder, and the obligation of the Company to deliver Shares under such Awards, shall be subject to all applicable Law, rules and regulations, whether of the State of Israel or of the United States or any other state having jurisdiction over the Company and the Grantee, including the registration of the shares under the Securities Act, and to such approvals by any governmental agencies or national securities exchanges as may be required.

ANNEX A

Capitalized terms used in the Holisto Ltd. 2022 Share Incentive Plan, shall have the meanings set forth below:

1.1	“Administrator” – means (i) the Board; or (ii) the Company’s Compensation Committee or a committee of the Board appointed by the Board for the purpose of the administration of the Plan, if appointed, to the extent acting in accordance with specific authorization and guidelines provided by the Board for such purpose and subject to any restriction under applicable Law.

1.2	“Affiliated Company” – means any present or future entity (a) which holds a controlling interest in the Company; (b) in which the Company holds a controlling interest; (c) in which a controlling interest is held by another entity, who also holds a controlling interest in the Company; or (d) which has been designated an “Affiliated Company” by resolution of the Board.

1.3	“Award” – means any equity related award, including any type of Option and/or Restricted Share and/or Restricted Share Unit and/or any other Share-based award and/or other right or benefit, granted to a Grantee under the Plan, including any equity related award that is Performance Based Award.

1.4	“Award Agreement” – with respect to any Grantee, means a written agreement or other written instrument, executed by and between the Company and the Grantee, which shall set forth the terms and conditions with respect to the Awards. The Award Agreement will be in such form approved by the Administrator, which may be a general form or a specific form with respect to a certain Grantee.

1.5	“Board” – means the Board of Directors of the Company.

1.6	“Cause” – means (a) the conviction of the Grantee for any felony involving moral turpitude or affecting the Company or any Affiliated Company; (b) the embezzlement of funds of the Company or any Affiliated Company; (c) any breach of the Grantee’s fiduciary duties or duties of care towards the Company or any Affiliated Company (including without limitation any disclosure of confidential information of the Company or any Affiliated Company or any breach of a non-competition undertaking); (d) any conduct in bad faith reasonably determined by the Board to be materially detrimental to the Company or, with respect to any Affiliated Company, reasonably determined by the Board of Directors of such Affiliated Company to be materially detrimental to either the Company or such Affiliated Company; or (e) any other event classified under any applicable agreement between the Grantee and the Company or the Affiliated Company, as applicable, as a “Cause” for termination or by other language of similar substance.

1.7	“Companies Law” – means the Israeli Companies Law, 5759 – 1999, as amended from time to time, and the rules and regulations promulgated thereunder.

1.8	“Company” – means Holisto Ltd., a company organized under the laws of the State of Israel.

1.9	“Corporate Transaction” – means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)	a sale or other disposition of all or substantially all, as determined by the Board in its discretion, of the consolidated assets of the Company and its subsidiaries;

(ii)	a sale or other disposition of at least fifty percent (50%) of the outstanding securities of the Company;

(iii)	a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)	a merger, consolidation or reorganization following which the Company is the surviving corporation but the Ordinary Shares of the Company outstanding immediately preceding the merger, consolidation or reorganization are converted or exchanged by virtue of the merger, consolidation or reorganization into other property, whether in the form of securities, cash or otherwise.

1.10	“Date of Grant” – means the date determined by the Administrator to be the effective date of the grant of Awards to a Grantee, or, if the Administrator has not determined such effective date, the date of the resolution of the Administrator approving the grant of such Awards. Provided, however, that the Date of Grant shall not occur prior to the date on which the Company has obtained all approvals required in connection with the grant of such Awards, including without limitation, where applicable, an approval by the applicable stock exchange with respect to the listing of the Exercised Shared for trading at such a stock exchange.

1.11	“Disability” – means the inability to engage in any substantial gainful occupation for which the Grantee is suited by education, training or experience, by reason of any medically determinable physical or mental impairment that is expected to result in such person’s death or to continue for a period of six (6) consecutive months or more.

1.12	“Double Trigger” - means that if following the closing of a Corporate Transaction: (i) the Officer Holder (as such term is defined under applicable Law) is not offered to continue to be employed by the Company (or the surviving entity following the merger) in a comparable or more senior functions, duties or responsibilities and/or on comparable or favorable terms; or (ii) within 12 months following the closing of said Corporate Transaction the Office Holder's employment with the Company (or the surviving entity following merger) is terminated not for Cause (as such term is defined in such Office Holder’s applicable employment agreement); or (iii) within 12 months following the closing of said Corporate Transaction the Company (or the surviving entity following the merger) initiates a demotion (or a notice thereof) in the Office Holder's functions, duties or responsibilities and/or in the Office Holder’s compensation, then, under such circumstances, the applicable Office Holder shall be entitled to acceleration of the vesting of his Awards.

1.13	“Exercise Notice” – means a written notice of exercise of an Award, delivered by a Grantee to the Company.

1.14	“Exercise Price” – means (i) the purchase price per Share subject to an Award; or (ii) the nominal par value per Share to be paid upon the vesting of an Award that does not require exercise by the Grantee, to the extent the Grantee is required to pay such nominal value hereunder, as applicable.

1.15	“Exercised Share” – means a Share issued upon the exercise of an Award or vesting of an Award, as applicable, or, if applicable, a freely transferable Share issued to a Grantee not resulting from another type of Award.

1.16	“Fair Market Value” - for as long as the Company's Shares are traded on NASDAQ, the fair market value shall be equal to the average of the closing prices of one Share of the Company, as quoted on the NASDAQ market, during the 30 consecutive calendar days preceding the Date of Grant.

1.17	“Grantee” – a person or entity to whom Awards are granted under the Plan.

1.18	“Law” – means any laws, rules and/or regulations and/or rules, regulations, guidelines and/or requirements of any relevant securities and exchange and/or tax commission and/or authority and/or any relevant stock exchange or quotations systems.

1.19	“Mandatory Law” – means provisions of Law which may not be contrarily addressed or regulated by the determination and/or consent of the Company and/or other parties.

“Office Holder” - includes the chief executive officer, the chief business manager, a vice general manager, deputy general manager or any other person fulfilling any of the foregoing positions (even if such person’s title is different), any manager that reports directly to the chief executive officer, and a director.

1.20	“Option” – means an option granted within the framework of this Plan, which imparts the right to purchase one Share.

1.21	“Plan” – means this Holisto Ltd. 2022 Share Incentive Plan, as may be amended from time to time as set forth herein.

1.22	“Restricted Share” – means a Share granted within the framework of this Plan that is not fully transferable until certain conditions have been met all pursuant to Section 9 of the Plan.

1.23	“Restricted Share Unit” or “RSU” – means a Restricted Share Unit granted within the framework of this Plan, which imparts the right, subject to the terms of the Plan, to receive one Share all pursuant to Section 8 of the Plan.

1.24	“Sale” – means the sale of all or substantially all of the issued and outstanding share capital of the Company.

1.25	“Service” – means a Grantee’s employment or engagement by the Company or an Affiliated Company. Service shall be deemed terminated upon the effective date of the termination of the employment/engagement relationship. A Grantee’s Service shall not be deemed terminated or interrupted solely as a result of a change in the capacity in which the Grantee renders Service to the Company or an Affiliated Company (i.e., as an employee, officer, director, consultant, etc.); nor shall it be deemed terminated or interrupted due solely to a change in the identity of the specific entity (out of the Company and its Affiliated Companies) to which the Grantee renders such Service, provided that there is no actual interruption or termination of the continuous provision by the Grantee of such Service to any of the Company and its Affiliated Companies. Furthermore, a Grantee’s Service with the Company or Affiliated Company shall not be deemed terminated or interrupted as a result of any military leave, sick leave, or other bona fide leave of absence taken by the Grantee and approved by the Company or such Affiliated Company by which the Grantee is employed or engaged, as applicable; provided, however, that if any such leave exceeds ninety (90) days, then on the ninety-first (91st) day of such leave the Grantee’s Service shall be deemed to have terminated unless the Grantee’s right to return to Service with the Company or such Affiliated Company is secured by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Company or Affiliated Company, as the case may be, or required by Law, time spent in a leave of absence shall not be treated as time spent providing Service for the purposes of calculating accrued vesting rights under the vesting schedule of the Options. Without derogating from the aforesaid, the Service of a Grantee to an Affiliated Company shall also be deemed terminated in the event that such Affiliated Company for which the Grantee performs Service ceases to fall within the definition of an “Affiliated Company” under this Plan, effective as of the date said Affiliated Company ceases to be such. In all other cases in which any doubt may arise regarding the termination of a Grantee’s Service or the effective date of such termination, or the implications of absence from Service on vesting, the Administrator, in its discretion, shall determine whether the Grantee’s Service has terminated and the effective date of such termination and the implications, if any, on vesting.

1.26	“Share” – means an Ordinary Share of the Company, par value of NIS 0.01 each, to which, subject to the provisions herein, are attached the rights specified in the Company’s Articles of Association, as may be amended from time to time

1.27	“Start Date” – means the Date of Grant, unless otherwise determined by the Administrator (which determination shall not require shareholder approval unless so required in order to comply with Mandatory Law), and provided accordingly in the applicable Award Agreement.

1.28	“Sub-Plan” - any supplements or sub-plans to the Plan adopted by the Board, applicable to Grantees employed in a certain country or region or subject to the laws of a certain country or region, as deemed by the Board to be necessary or desirable to comply with the laws of such region or country, or to accommodate the tax policy or custom thereof, which, if and to the extent applicable to any particular Grantee, shall constitute an integral part of the Plan.

1.29	“Vested Award” – means an Award which the Grantee is entitled to exercise into Exercised Shares in accordance with the provisions of Section 7.2 of the Plan or, if inconsistent with the provisions of Section 7.2 of the Plan, the provisions of the Award Agreement of such Grantee. The terms “Vested Options” or “Vested RSUs” shall have correlative meanings.

1.30	“Securities Act” – means the U.S. Securities Act of 1933, and the rules and regulations promulgated thereunder, all as amended from time to time.

HOLISTO LTD. – 2022 SHARE INCENTIVE PLAN

Sub-Plan for Grantees Subject to Israeli Taxation

This Sub-Plan (“Sub-Plan”) to the 2022 Holisto Ltd. Share Incentive Plan (the “Plan”) is hereby established effective _____________.

1.	Definitions

As used herein, the following terms shall have the meanings hereinafter set forth, unless the context clearly indicates to the contrary. Any capitalized term used herein which is not specifically defined in this Sub-Plan shall have the meaning set forth in the Plan.

1.1	“Affiliated Company” – for purposes of eligibility under the Sub-Plan shall have the meaning of the term in the Plan, provided however that any affiliated entity shall be an “employing company” within the meaning of such term in Section 102 of the Ordinance.

1.2	“Election” – the election by the Company, with respect to grant of 102 Trustee Awards, of either one of the following tax tracks – “Capital Gains Tax Track” or “Ordinary Income Tax Track”, as provided in and in accordance with Section 102.

1.3	“Fair Market Value” – solely for the purposes of 102 Trustee Awards, if and to the extent Section 102 prescribes a specific mechanism for determining the Fair Market Value of the Exercised Shares, then notwithstanding the definition in the Plan, the Fair Market Value of 102 Trustee Awards shall be as prescribed in Section 102, if applicable.

1.4	“102 Non-Trustee Award” – an Award granted not through a Trustee in accordance with and pursuant to Section 102.

1.5	“3(i) Award” – an Award granted pursuant to Section 3(i) of the Ordinance.

1.6	“Ordinance” – the Israeli Income Tax Ordinance [New Version], 1961, and the rules and regulations promulgated thereunder, as are in effect from time to time, and any similar successor rules and regulations.

1.7	“Restricted Period” – as defined in Section 5.3 hereinbelow.

1.8	“Section 102” – Section 102 of the Ordinance and the rules and regulations promulgated thereunder, as are in effect from time to time, and any similar successor rules and regulations.

1.9	“Trustee” – the trustee designated or replaced by the Company and/or applicable Affiliated Company for the purposes of the Plan and approved by the Israeli Tax Authorities all in accordance with the provisions of Section 102.

1.10	“102 Trustee Award” – an Award granted through a Trustee in accordance with and pursuant to Section 102.

1.11	“102 Capital Gains Track” – means the tax alternative set forth in Section 102(b)(2) of the Ordinance pursuant to which income resulting from the sale of ordinary shares derived from 102 Trustee Awards is taxed as a capital gain.

1.12	“102 Ordinary Income Track” means the tax alternative set forth in Section 102(b)(1) of the Ordinance pursuant to which income resulting from the sale of ordinary shares derived from 102 Trustee Awards is taxed as ordinary income.

1.13	“Controlling Shareholder” shall have the meaning ascribed to such term in Section 32(9) of the Ordinance.

1.14	“ITA” means the Israel Tax Authority.

1.15	“Trust Agreement” means an agreement entered into between the Company and the Trustee with respect to the grant of Awards.

1.16	“Eligible 102 Grantees” means employees or officers of the Company or an Affiliated Company which are not classified as Controlling Shareholders, before the allocation of the Awards and/or after such allocation.

2.	General

2.1	The purpose of this Sub-Plan is to establish certain rules and limitations applicable to Awards granted to Grantees, the grant of Awards to whom (or the exercise thereof by whom) are subject to taxation by the Israeli Income Tax (“Israeli Grantees”), in order that such Awards may comply with the requirements of Israeli law, including, if applicable, Section 102.

2.2	The Plan and this Sub-Plan are complementary to each other and shall be read and deemed as one. In the event of any contradiction, whether explicit or implied, between the provisions of this Sub-Plan and the Plan, the provisions of this Sub-Plan shall prevail with respect to Awards granted to Israeli Grantees.

2.3	Awards may be granted under this Sub-Plan in one of the following tax tracks, at the Company’s discretion and subject to applicable restrictions or limitations as provided in applicable law including without limitation any applicable restrictions and limitations in Section 102 regarding the eligibility of Israeli Grantees to each of the following tax tracks, based on their capacity and relationship towards the Company:

(i)	102 Trustee Awards - in such tax track as determined in accordance with the Election; or

(ii)	102 Non-Trustee Awards; or

(iii)	3(i) Awards.

For avoidance of doubt, the designation of the Awards to any of the above tax tracks shall be subject to the terms and conditions set forth in Section 102.

3.	Administration

Without derogating from the powers and authorities of the Board detailed in the Plan, the Board shall have the sole and full discretion and authority, without the need to submit its determinations or actions to the shareholders of the Company for their approval or authorization, unless such approval is required to comply with applicable Mandatory Law, to administer this Sub-Plan and to take all actions related hereto and to such administration, including without limitation the performance, from time to time and at any time, of any and all of the following:

(a)	the determination of the specific tax track (as described in Section 2.3 above) in which the Awards are to be issued.

(b)	the Election;

(c)	the appointment of the Trustee;

(d)	the adoption of forms of Award Agreements to be applied with respect to Israeli Grantees (the “Israeli Award Agreement”), incorporating and reflecting, inter alia, relevant provisions regarding the grant of Awards in accordance with this Sub-Plan, and the amendment or modification from time to time of the terms of such Israeli Award Agreements.

4.	Section 102 Election

4.1	102 Trustee Awards shall be granted pursuant to either (a) 102 Capital Gains Track Grants or (b) 102 Ordinary Income Track Grants. The Company’s Election regarding the type of 102 Trustee Award it chooses to make shall be filed with the ITA. Once the Company has filed such Election, it may change the type of 102 Trustee Award that it chooses to make only after the lapse of at least 12 months from the end of the calendar year in which the first grant was made in accordance with the previous Election, in accordance with Section 102. For the avoidance of doubt, such Election shall not prevent the Company from granting 102 Non-Trustee Awards to Eligible 102 Grantees at any time.

4.2	Eligible 102 Grantees may receive only 102 Trustee Awards or 102 Non-Trustee Awards under this Sub-Plan. Grantees who are not Eligible 102 Grantees, may be granted only 3(i) Awards under this Sub-Plan.

4.3	The Award Agreement shall indicate whether the grant is a 102 Trustee Award, a 102 Non-Trustee Award or a 3(i) Award; and, if the grant is a 102 Trustee Award, whether it is a 102 Capital Gains Track Grant or a 102 Ordinary Income Track Grant.

5.	102 Trustee Awards

5.1	Grant in the Name of Trustee:

Notwithstanding anything to the contrary in the Plan, 102 Trustee Awards granted hereunder shall be granted to, and the Exercised Shares issued pursuant thereto and all rights attached thereto (including bonus shares), issued to, the Trustee, and all such Awards and shares shall be registered in the name of the Trustee, who shall hold them in trust until such time as they are released by the transfer or sale thereof by the Trustee. In case the requirements of Section 102 for 102 Trustee Awards are not met, then the 102 Trustee Awards may be regarded as 102 Non-Trustee Award, all in accordance with the provisions of Section 102. Notwithstanding anything to the contrary in the Plan, the Date of Grant of a 102 Trustee Award shall be the date of the resolution of the Board approving the grant of such Awards, which in the case of 102 Trustee Awards shall not be before the lapse of 30 days (or such other period which may be determined by the Ordinance from time to time) from the date upon which the Plan is first submitted to the relevant Israeli Tax Authorities.

5.2	Restrictions on Transfer:

(a)	102 Trustee Awards and the Exercised Shares issued pursuant to the exercise thereof, and all rights attached thereto (including bonus shares), shall be held by the Trustee for such period of time as required by the provisions of Section 102 applicable to Awards granted through a Trustee in the applicable tax track, as per the Election (the “Restricted Period”).

(b)	Subject to the provisions of Section 102 and any rules or regulation or orders or procedures promulgated thereunder, the Israeli Grantee shall provide the Company and the Trustee with a written undertaking and confirmation under which the Israeli Grantee confirms that he/she is aware of the provisions of Section 102 and the Elected tax track and agrees to the provisions of the Trust Agreement between the Company and the Trustee, and undertakes not to release, by sale or transfer, the 102 Trustee Awards, and the Exercised Shares issued pursuant to the exercise thereof, and all rights attached thereto (including bonus shares) prior to the lapse of the Restricted Period. The Israeli Grantee shall not be entitled to sell or release from trust the 102 Trustee Awards, nor the Exercised Shares issued pursuant to the exercise thereof, nor any right attached thereto (including bonus shares), nor to request the transfer or sale of any of the same to any third party, before the lapse of the Restricted Period. Notwithstanding the above, if any such sale or transfer occurs during the Restricted Period, the sanctions under Section 102 of the Ordinance and under any rules or regulation or orders or procedures promulgated thereunder shall apply to and shall be borne by such Israeli Grantee.

(c)	Without derogating and subject to the above, and to all other applicable restrictions in the Plan, this Sub-Plan, the Award Agreement and applicable Law, the Trustee shall not release, by sale or transfer, the Exercised Shares issued pursuant to the exercise of the 102 Trustee Awards, and all rights attached thereto (including bonus shares) to the Israeli Grantee, or to any third party to whom the Israeli Grantee wishes to sell the Exercised Shares (unless the contemplated transfer is by will or laws of descent) unless and until the Trustee has either (a) withheld payment of all taxes required to be paid upon the sale or transfer thereof, if any, or (b) received confirmation either that such payment, if any, was remitted to the tax authorities or of another arrangement regarding such payment, which is satisfactory to the Company and the Trustee. For the removal of doubt, it is clarified that the Trustee may release by sale or transfer to a third party only Exercised Shares (and not Awards).

5.3	Rights as Shareholder:

(a)	An Israeli Grantee shall have no rights as a shareholder of the Company with respect to any Shares covered by an Award until the Israeli Grantee exercises or (as applicable) vests in the Award, pays any exercise price therefor and becomes the record holder of the subject Shares. In the case of 102 Awards or 3(i) Awards (if such Awards are being held by a Trustee), the Trustee shall have no rights as a shareholder of the Company with respect to the Shares covered by such Award until the Trustee becomes the record holder for such Shares for the Israeli Grantee’s benefit, and the Israeli Grantee shall not be deemed to be a shareholder and shall have no rights as a shareholder of the Company with respect to the Shares covered by the Award until the date of the release of such Shares from the Trustee to the Israeli Grantee and the transfer of record ownership of such Shares to the Israeli Grantee (provided however that the Israeli Grantee shall be entitled to receive from the Trustee any cash dividend or distribution made on account of the Shares held by the Trustee for such Israeli Grantee’s benefit, subject to any tax withholding and compulsory payment). No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distribution of other rights for which the record date is prior to the date on which the Israeli Grantee or Trustee (as applicable) becomes the record holder of the Shares covered by an Award, except as provided in the Plan.

(b)	Notwithstanding, the Trustee shall not exercise the voting rights conferred by such Exercised Shares in any way whatsoever, and shall not issue a proxy to any person or entity to vote such shares (other than to the applicable Israeli Grantee, subject to and in accordance with the provisions of Section 102).

(c)	All bonus shares to be issued by the Company, if any, with regard to Exercised Shares issued pursuant to the exercise of 102 Trustee Awards, while held by the Trustee, shall be registered in the name of the Trustee; and all provisions applying to such Exercised Shares shall apply to bonus shares issued by virtue thereof, if any, mutatis mutandis. Said bonus shares shall be subject to the Restricted Period of the Exercised Shares by virtue of which they were issued.

5.4	Conditions of Issuance:

Without derogating from the provisions of Section 12.2 of the Plan, Shares issued pursuant to an Award shall be subject to the Company’s Certificate of Incorporation, any limitation, restriction or obligation applicable to shareholders included in any shareholders agreement applicable to all or substantially all of the holders of Shares (regardless of whether or not the Israeli Grantee is a formal party to such shareholders agreement), any other governing documents of the Company, and all policies, manuals and internal regulations adopted by the Company from time to time, in each case, as may be amended from time to time, including any provisions included therein concerning restrictions or limitations on disposition of Shares (such as, but not limited to, right of first refusal and lock up/market stand-off) or grant of any rights with respect thereto, forced sale and bring along provisions, any provisions concerning restrictions on the use of inside information and other provisions deemed by the Company to be appropriate in order to ensure compliance with Applicable Laws. Each Grantee shall execute such separate agreement(s) as may be requested by the Company relating to matters set forth in this Section 5.4. The execution of such separate agreement(s) may be a condition by the Company to the exercise or (as applicable) vesting of any Award.

6.	Terms and Conditions of 102 Trustee Awards

6.1	Each 102 Trustee Award granted to an Eligible 102 Grantee shall be held by the Trustee and each certificate for ordinary shares acquired pursuant to the exercise or vesting of an Award or issued directly as ordinary shares, shall be issued to and registered in the name of the Trustee and shall be held in trust for the benefit of the Grantee for the Restricted Period. After termination of the Restricted Period, the Trustee may release such Award and any such ordinary shares, provided that (i) the Trustee has received an acknowledgment from the ITA that the Eligible 102 Grantee has paid any applicable tax due pursuant to the Ordinance or (ii) the Trustee and/or the Company or the Affiliated Company withholds any applicable tax due pursuant to the Ordinance. The Trustee shall not release any 102 Trustee Awards or ordinary shares issued pursuant to the exercise thereof prior to the full payment of the Eligible 102 Grantee’s tax liabilities arising from the grant, exercise or vesting of the Awards or the issuance or vesting of the ordinary shares.

6.2	During the Restricted Period, the Eligible 102 Grantee shall not require the Trustee to release or sell the Awards or ordinary shares issued pursuant to the exercise thereof and other ordinary shares received subsequently following any realization of rights derived from Awards or ordinary shares (including distributions of profits) to the Eligible 102 Grantee or to a third party, unless permitted to do so by applicable law. Notwithstanding the foregoing, the Trustee may, pursuant to a written request and subject to applicable law, release and transfer such ordinary shares to a designated third party, provided that both of the following conditions have been fulfilled prior to such transfer: (i) all taxes required to be paid upon the release and transfer of the ordinary shares have been withheld for transfer to the tax authorities and (ii) the Trustee has received written confirmation from the Company that all requirements for such release and transfer have been fulfilled according to the terms of the Company’s corporate documents, the Plan, any applicable agreement and any applicable law. To avoid doubt such sale or release during the Restricted Period will result in different tax ramifications to the Eligible 102 Grantee under Section 102, which shall apply to and shall be borne solely by such Eligible 102 Grantee.

6.3	The Company shall be under no duty to ensure, and no representation or commitment is made, that any of the Awards qualifies or will qualify under any particular tax treatment (such as Section 102), nor shall the Company be required to take any action for the qualification of any of the Awards under such tax treatment. The Company shall have no liability of any kind or nature in the event that, for any reason whatsoever, the Awards do not qualify for any particular tax treatment.

7.	102 Non-Trustee Awards

7.1	102 Non-Trustee Awards granted hereunder shall be granted to, and the Exercised Shares issued pursuant to the exercise thereof, issued to, the Israeli Grantee.

7.2	Without derogating and subject to the above, and to all other applicable restrictions in the Plan, this Sub-Plan, the Award Agreement and applicable Law, the Exercised Shares issued pursuant to the exercise of the 102 Non-Trustee Awards, and all rights attached thereto (including bonus shares) shall not be transferred unless and until the Company has either (a) withheld payment of all taxes required to be paid upon the sale or transfer thereof, if any, or (b) received confirmation either that such payment, if any, was remitted to the tax authorities or of another arrangement regarding such payment, which is satisfactory to the Company.

7.3	An Israeli Grantee to whom 102 Non-Trustee Awards are granted must provide, upon termination of his/her employment, a surety or guarantee to the satisfaction of the Company, to secure payment of all taxes which may become due upon the future transfer of his/her Exercised Shares to be issued upon the exercise of his/her outstanding 102 Non-Trustee Awards, all in accordance with the provisions of Section 102.

8.	3(i) Awards

8.1	3(i) Awards granted hereunder shall be granted to, and the Exercised Shares issued pursuant thereto issued to, the Israeli Grantee.

8.2	Without derogating and subject to the above, and to all other applicable restrictions in the Plan, this Sub-Plan, the Award Agreement and applicable Law, the Exercised Shares issued pursuant to the exercise of the 3(i) Awards, and all rights attached thereto (including bonus shares) shall not be transferred unless and until the Company has either (a) withheld payment of all taxes required to be paid upon the sale or transfer thereof, if any, or (b) received confirmation either that such payment, if any, was remitted to the tax authorities or of another arrangement regarding such payment, which is satisfactory to the Company.

8.3	The Company may require, as a condition to the grant of the 3(i) Awards, that an Israeli Grantee to whom 3(i) Awards are to be granted, provide a surety or guarantee to the satisfaction of the Company, to secure payment of all taxes which may become due upon the future transfer of his/her Exercised Shares to be issued upon the exercise of his/her outstanding 3(i) Awards.

9.	Tax Consequences

Without derogating from and in addition to any provisions of the Plan, any and all tax and/or other mandatory payment consequences arising from the grant or exercise of Awards, the payment for or the transfer or sale of Exercised Shares, or from any other event or act in connection therewith (including without limitation, in the event that the Awards do not qualify under the tax classification/tax track in which they were intended) whether of the Company, an Affiliated Company, the Trustee or the Israeli Grantee, including without limitation any non-compliance of the Israeli Grantee with the provisions hereof, shall be borne solely by the Israeli Grantee. The Company, any applicable Affiliated Company, and the Trustee, may each withhold (including at source), deduct and/or set-off, from any payment made to the Israeli Grantee, the amount of the taxes and/or other mandatory payments of which is required with respect to the Awards and/or Exercised Shares. Furthermore, each Israeli Grantee shall indemnify the Company, the applicable Affiliated Company and the Trustee, or any one thereof, and to hold them harmless from any and all liability for any such tax and/or other mandatory payments or interest or penalty thereupon, including without limitation liabilities relating to the necessity to withhold, or to have withheld, any such tax and/or other mandatory payments from any payment made to the Israeli Grantee.

THE ISRAELI GRANTEE IS ADVISED TO CONSULT WITH A TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF RECEIVING, EXERCISING, VESTING OR DISPOSING OF AWARDS HEREUNDER. THE COMPANY DOES NOT ASSUME ANY RESPONSIBILITY TO ADVISE THE ISRAELI GRANTEE ON SUCH MATTERS, WHICH SHALL REMAIN SOLELY THE RESPONSIBILITY OF THE GRANTEE.

Without derogating from the aforesaid, each Israeli Grantee shall provide the Company and/or any applicable Affiliated Company with any executed documents, certificates and/or forms that may be required from time to time by the Company or such Affiliated Company in order to determine and/or establish the tax liability of such Israeli Grantee.

Without derogating from the foregoing, it is hereby clarified that the Israeli Grantee shall bear and be liable for all tax and other consequences in the event that his/her 102 Trustee Awards and/or the Exercised Shares issued pursuant to the exercise thereof are not held for the entire Restricted Period, all as provided in Section 102, including with respect to the employer's liability towards national insurance and health insurance payments.

The Company and/or when applicable the Trustee shall not be required to release any Share Certificate to an Israeli Grantee until all required payments have been fully made.

10.	Subordination to the Ordinance

10.1	It is clarified that the grant of the 102 Trustee Awards hereunder is subject to the approval by the ITA of the Plan, this Sub-Plan and the Trustee, in accordance with Section 102 .

10.2	Any provisions of the Section 102 or Section 3(i) of the Ordinance and/or any of the rules or regulations promulgated thereunder, which is not expressly specified in the Plan or in the applicable Award Agreement, including without limitation any such provision which is necessary in order to receive and/or to keep any tax benefit, shall be deemed incorporated into this Sub-Plan and binding upon the Company, and applicable Affiliated Company and the Israeli Grantee.

10.3	With regards to 102 Trustee Award, the provisions of the Plan and/or this Sub-Plan and/or the Award Agreement shall be subject to the provisions of Section 102 and the ITA’s permit, and the said provisions and permit shall be deemed an integral part of the Plan and of this Sub-Plan and of the Award Agreement.

10.4	The Awards, the Plan, this Sub-Plan and any applicable Award Agreements are subject to the applicable provisions of the Ordinance, which shall be deemed an integral part of each, and which shall prevail over any term that is inconsistent therewith.